Exhibit 21.1

List of Subsidiaries

Name	State of Incorporation	Percentage Owned
American Exchange Life Insurance Company	Texas	100%
American Pioneer Life Insurance Company	Florida	100%
American Progressive Life & Health Insurance Company of New York	New York	100%
American Pioneer Health Plans, Inc.	Florida	100%
Ameriplus Preferred Care, Inc.	Florida	100%
CHCS Canada, Inc.	Canada	100%
CHCS Services, Inc.	Florida	100%
Constitution Life Insurance Company	Texas	100%
Heritage Health Systems, Inc.	Delaware	100%
Marquette National Life Insurance Company	Texas	100%
Part D Management Services, LLC	Delaware	50%
Pennsylvania Life Insurance Company	Pennsylvania	100%
Pyramid Life Insurance Company	Kansas	100%
SelectCare HealthPlans, Inc.	Texas	100%
SelectCare of Maine, Inc.	Maine	100%
SelectCare of Oklahoma, Inc.	Oklahoma	100%
SelectCare of Texas, LLC	Georgia	100%
Union Bankers Insurance Company	Texas	100%
Universal American Financial Corp. Statutory Trust I	Connecticut	100%
Universal American Financial Corp. Statutory Trust II	Connecticut	100%
Universal American Financial Corp. Statutory Trust III	Delaware	100%
Universal American Financial Corp. Statutory Trust IV	Connecticut	100%
Universal American Financial Corp. Statutory Trust V	Delaware	100%
Universal American Financial Services, Inc.	Delaware	100%
WorldNet Services Corp.	Florida	100%